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                                                                     EXHIBIT 21


                           RAINFOREST SUBSIDIARIES


Rainforest Cafe, Inc.-Atlantic City
Rainforest Cafe, Inc.-Thunder
Rainforest Cafe, Inc.-Lightening
Rainforest Cafe, Inc.-Rain
Rainforest Cafe, Inc.-Mist